Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in this Registration Statement of Waste Services, Inc. on Form S-8 of our report dated March 20, 2003, except for the effect of the restatement related to the beneficial conversion feature as described in Note 1 to the financial statements included in the Company’s 2002 Form 20-F/A (Amendment No. 2), which is as of November 4, 2003, relating to the consolidated financial statements, which appear in Capital Environmental Resource Inc.’s 2003 Annual Report to Shareholders on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Toronto, Canada

July 30, 2004